Exhibit 2.1

THIS ORDER IS SIGNED AND ENTERED.
Dated: August 30, 2013	/s/ Robert D. Martin
Hon. Robert D. Martin United States Bankruptcy Judge

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WISCONSIN

In Re:
ANCHOR BANCORP WISCONSIN INC.,	Case No. 13-14002- rdm
Debtor.
ORDER APPROVING PREPETITION SOLICITATION PROCEDURES AND CONFIRMING PLAN OF REORGANIZATION

Upon the Motion to Approve Prepetition Solicitation Procedures, Adequacy of Disclosure Statement and to Confirm the Plan (the “Motion”)1 filed by Anchor Bancorp Wisconsin Inc. (the “Debtor”), due and sufficient notice of the Motion having been given as shown by the proof of service on file with the Court; the Motion being supported by the First Day Declaration; and the Court having held a

1	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Motion.

hearing on this matter and finding that cause exists to grant the Motion, and the Court being fully advised as to the premises,
IT IS HEREBY ORDERED AS FOLLOWS:
1.	The Plan, attached hereto as Exhibit A, including all Exhibits attached thereto, is incorporated herein as if set forth in full. The Plan is approved and confirmed.
2.
Prior to the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan without further order or approval of this Court, provided that such technical adjustments and modifications are consistent with the terms of the Plan and do not adversely affect in a material way the treatment of holders of Claims or Interests.

3.
Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, 8001, 8002 or otherwise, immediately upon the entry of this Confirmation Order, the terms of this Confirmation Order shall be, and hereby are, immediately effective and enforceable.

###

2

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WISCONSIN

In Re:
ANCHOR BANCORP WISCONSIN INC.,	Case No. __-13-______-rdm
Debtor.
PREPACKAGED PLAN OF REORGANIZATION OF ANCHOR BANCORP WISCONSIN INC.

KERKMAN DUNN SWEET DeMARB
Rebecca R. DeMarb
WI State Bar No. 1026221
James D. Sweet
WI State Bar No. 1017557
121 S. Pinckney Street, Suite 525
Madison, WI 53703
Telephone: (608) 310-5502
Facsimile: (414) 277-0100
rdemarb@kerkmandunn.com

General Bankruptcy Counsel to Anchor BanCorp Wisconsin Inc.

-and-

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Van C. Durrer II
Ramon M. Naguiat
Annie Li
300 S. Grand Ave., Suite 3400
Los Angeles, CA 90071
Telephone: (213) 687-5000
Facsimile: (213) 687-5600
van.durrer@skadden.com

Special Counsel to Anchor BanCorp Wisconsin Inc.
Dated: July 31, 2013

i

B.	Classes Entitled to Vote	19
C.	Acceptance by Impaired Classes	19
D.	Section 1111(b) Election	19
E.	Cramdown	20
ARTICLE VIII CONDITIONS PRECEDENT TO THE PLAN’S CONFIRMATION AND EFFECTIVE DATE		20
A.	Conditions to Confirmation	20
B.	Conditions to Effective Date	20
ARTICLE IX MODIFICATION; WITHDRAWAL		21
ARTICLE X RETENTION OF JURISDICTION		21
ARTICLE XI EFFECTS OF CONFIRMATION		22
A.	Binding Effect	22
B.	Discharge of the Debtor	22
C.	Exculpation and Limitation of Liability	22
D.	Releases by Debtor	23
E.	Injunction	24
ARTICLE XII MISCELLANEOUS PROVISIONS		25
A.	Payment of Statutory Fees	25
B.	Severability of Plan Provisions	25
C.	Successors and Assigns	25
D.	Term of Injunctions or Stays	25
E.	Notices to Debtor	25
F.	Governing Law	26

ii

TABLE OF EXHIBITS

Exhibit	Name
A	Bank Claim Holdings

iii

INTRODUCTION

Anchor BanCorp Wisconsin Inc. (the “Debtor”) hereby proposes this prepackaged reorganization plan (the “Plan”). The Debtor’s Disclosure Statement (as defined below), distributed with this Plan, contains a discussion of the Debtor’s history, businesses, and properties and a summary of the Plan and certain other matters relating to the Plan’s confirmation. The Debtor urges all holders of Impaired Claims to review the Disclosure Statement and Plan in full.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME

A.        Scope of Definitions; Rules of Construction

Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined in this Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.        Definitions

1.1       “Administrative Agent” means U.S. Bank National Association, as administrative agent under the Credit Agreement.

1.2       “Administrative Agent Fees” means the fees and expenses payable to the Administrative Agent, in its capacity as administrative agent, under the terms of the Credit Agreement.

1.3       “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) or section 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses of preserving the Debtor’s Estate and operating its business, including wages, salaries, or commissions for services rendered, and (b) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code.

1.4       “Administrative Claim Bar Date” means the date that is thirty-five (35) days after the Effective Date and by which any requests for payment of Administrative Claims must be filed and served on the Reorganized Debtor pursuant to the procedures specified in the Confirmation Order.

1.5       “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.6       “Allowed” means the applicable Claim, Interest, Warrant, or any portion thereof that is specifically allowed in or under the terms of this Plan.

1.7       “Assumed Agreement” means an Executory Contract or Unexpired Lease which has been assumed or deemed assumed by the Debtor.

1.8       “Bank Claim” means a Claim arising from or related to the Credit Agreement.

1.9       “Bank Secured Claim” means the secured Claim under the Bankruptcy Code arising from a Bank Claim as a result of whether Class 1 makes or does not make the Section 1111(b) Election.

1.10     “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

1.11     “Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Wisconsin or any other court with jurisdiction over the Chapter 11 Case.

1.12     “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, and the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein.

1.13     “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York, and Madison, Wisconsin.

1.14     “Cash” means legal tender of the United States of America.

1.15     “Cause of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment, and any claim on a contract or for a breach of duty imposed by law or in equity; (b) the right to object to Claims, Interests, or Warrants; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

1.16     “Chapter 11 Case” means the Chapter 11 case of the Debtor.

1.17     “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtor.

1.18     “Class” means one of the classes of Claims, Interests, or Warrants listed in Article III of the Plan.

1.19     “Collateral” means any property or interest in property of the Debtor’s Estate that is subject to a Lien to secure the payment or performance of a Claim.

1.20     “Common Stock” means shares of common stock of the Debtor that are authorized, issued, and outstanding prior to the Effective Date.

1.21     “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order subject to all conditions specified in Article VIII having been satisfied.

1.22     “Confirmation Date” means the date of entry by the Bankruptcy Court of the Confirmation Order on its docket, within the meanings of Bankruptcy Rules 5003 and 902 1.

1.23     “Confirmation Hearing” means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.24     “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.25     “Conversion” means the amendment of the Reorganized Debtor’s state of incorporation to reflect its conversion from a Wisconsin corporation to a Delaware corporation, under its certificates of incorporation and by-laws in effect before the Effective Date, except as its certificates of incorporation and by-laws are amended by the Plan.

1.26     “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 9, 2008 (as amended from time to time) among the Debtor, the Administrative Agent, and the lenders from time to time party thereto.

1.27     “Cure” means the payment of Cash by the Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an Executory Contract or Unexpired Lease of the Debtor that the Debtor may assume under section 365(a) of the Bankruptcy Code.

1.28     “Debtor” means Anchor BanCorp Wisconsin Inc., as debtor and debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.

1.29     “Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared and distributed in accordance with sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 3018.

1.30     “Effective Date” means the first Business Day (i) on which all conditions to the Plan’s confirmation in Article VIII.B of the Plan have been satisfied and (ii) that is the date on which the Plan is consummated.

1.31     “Estate” means the estate of the Debtor in the Chapter 11 Case, as created under section 541 of the Bankruptcy Code.

1.32     “Exculpated Claim” means any claim related to any prepetition or postpetition act or omission in connection with, relating to, or arising out of the Debtor’s in-court or out-of-court restructuring efforts, the Debtor’s Chapter 11 Case, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of New Common Stock, the distribution of property under the Plan or any other related agreement, or any other prepetition or postpetition act or omission in connection with, relating to, arising out of, or in contemplation of the restructuring of the Debtor. For the avoidance of doubt, no Cause of Action, obligation or liability expressly set forth in or preserved by the Plan constitutes an Exculpated Claim.

1.33     “Exculpated Party” means each of the Debtor and the Reorganized Debtor, the U.S. Treasury, each holder of a Bank Claim, the Administrative Agent, and each New Investor, and their respective members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, partners, Affiliates, and representatives, in each case only in their capacities as such.

1.34     “Executory Contract” means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.35     “Final Order” means an order or judgment, entered by a court of competent jurisdiction, that has not been amended, modified, or reversed, and as to which no stay is in effect.

1.36     “General Unsecured Claim” means a Claim that is not an Administrative Claim, Bank Claim, Unsecured Deficiency Claim, or Priority Tax Claim.

1.37     “Impaired” refers to being impaired within the meaning of section 1124 of the Bankruptcy Code.

1.38     “Intercompany Claim” means any Claim by a Debtor or an Affiliate against another Debtor or an Affiliate.

1.39     “Interest” means any “equity security” in the Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtor, but excluding Warrants.

1.40     “Investment Agreements” means those certain Stock Purchase Agreements entered into or to be entered into by the Debtor and the New Investors, at any time on and after July 15, 2013, substantially in the forms attached as Exhibits C and D to the Disclosure Statement.

1.41     “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.42     “New Common Stock” means common shares in the capital of the Reorganized Debtor authorized pursuant to the Plan.

1.43     “New Investment” means cash consideration received by the Debtor from the New Investors in connection with the transactions set forth in the Investment Agreements.

1.44     “New Investors” means the counterparties to the Investment Agreements who are providing the New Investment in connection with the Debtor’s restructuring.

1.45     “Non-TARP Interest” means any Interest in the Debtor other than the TARP Interests.

1.46     “Other Priority Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

1.47     “Other Secured Claims” means all Secured Claims against the Debtor other than the Bank Claims.

1.48     “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.49     “Petition Date” means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

1.50     “Plan” has the meaning set forth in the Introduction.

1.51     “Priority Tax Claim” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

1.52     “pro rata” means, at any time, the proportion that the face amount of a Claim in a particular Class bears to the aggregate face amount of all Claims in that Class, unless the Plan provides otherwise.

1.53     “Record Date” means the date on which the solicitation of votes on the Plan is commenced.

1.54     “Reinstated” or “Reinstatement” means, with respect to the treatment of a Claim under this Plan, that the Claim will not be impaired, as that term is used in section 1124 of the Bankruptcy Code.

1.55     “Released Party” means each of the Debtor’s present and former officers and directors, the U.S. Treasury, the Administrative Agent, each holder of a Bank Claim, and each New Investor, and their respective members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, partners, Affiliates, and representatives, in each case only in their capacities as such.

1.56     “Reorganized Debtor” means the Debtor from and after the Effective Date.

1.57     “Section 1111(b) Election” means an election that Class 1 may make to apply section 1111(b)(2) of the Bankruptcy Code to the Allowed Bank Claims.

1.58     “Secured Claim” means a Claim that is secured by a Lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.59     “TARP” means the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008.

1.60     “TARP Interests” means the 110,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Debtor that were acquired by the U.S. Treasury in connection with TARP.

1.61     “TARP Warrant” means the Warrant to purchase 7,399,103 shares of Common Stock at an exercise price of $2.23 per share that was acquired by the U.S. Treasury in connection with TARP.

1.62     “U.S. Treasury” means the United. States Department of the Treasury.

1.63     “Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.64     “Unimpaired” means any Claim, Interest, or Warrant that is not designated as Impaired.

1.65     “Unsecured Deficiency Claim” means an unsecured Claim in an amount equal to the difference, if any, between the holder of a Class 1 Claim’s pro rata share of the Allowed Bank Secured Claim and such holder’s pro rata share of the Allowed Bank Claim.

1.66     “Warrant” means any warrant, option, or contractual right (including any rights under registration agreements or equity incentive agreements) to purchase or acquire any equity interest in the Debtor as defined in section 101(16) of the Bankruptcy Code, at any time, and all rights arising with respect to such warrants, options, or contractual rights.

C.        Rules of Interpretation

(i)         General

In this Plan (a) any reference to a contract, instrument, release, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

(ii)        “Including”

As used in this Plan, “including” means “including without limitation.”

(iii)       “On”

With reference to any distribution under this Plan, “on” a date means on or as soon as reasonably practicable after that date.

(iv)       “Contra Proferentum” Rule Not Applicable

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtor, certain holders of Bank Claims, and others. Each of the foregoing was represented by counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra proferentum” shall not apply to the interpretation of any provision of this Plan, the Disclosure Statement, or any agreement or document generated in connection herewith.

D.        Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A.        Administrative Claims

The rights of each holder of an Administrative Claim shall be Reinstated under, and shall not be Impaired by, the Plan. Each holder of an Administrative Claim shall receive Cash equal to the unpaid portion of its Administrative Claim on the date on which its Administrative Claim becomes payable under applicable law or any agreement relating thereto.

Any requests for payment of Administrative Claims must be filed and served on the Reorganized Debtor pursuant to the procedures specified in the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that do not file and serve a request for payment of Administrative Claim by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the

Debtor, the Reorganized Debtor, the Estate, or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Any objections to requests for payment of Administrative Claims must be filed and served on the requesting party within thirty-five (35) days after the Administrative Claims Bar Date. Any such objections that are not consensually resolved may be set for hearing on twenty-one (21) days’ notice to the Reorganized Debtor of such hearing to the Reorganized Debtor.

B.        Priority Tax Claims

The rights of each holder of a Priority Tax Claim shall be Reinstated under, and shall not be Impaired by, the Plan. Each holder of a Priority Tax Claim shall receive Cash equal to the unpaid portion of its Priority Tax Claim on the date on which its Priority Tax Claim becomes payable under applicable law or any agreement relating thereto.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS, INTERESTS, AND WARRANTS

A.        Introduction

The Plan places all Claims, Interests, and Warrants except unclassified Claims provided for in Article II, in the Classes listed below. A Claim, Interest, or Warrant is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in other Classes to the extent that any portion thereof falls within the description of other Classes.

B.        Summary and Treatment of Classes

(i)         Class 1 : Bank Claims.

1.         Impairment and Voting. Class 1 is Impaired by the Plan. Each holder of an Allowed Bank Claim is entitled to vote to accept or reject the Plan. In the absence of a vote to accept or reject the Plan by any holder of an Allowed Bank Claim, such holder of an Allowed Bank Claim shall be deemed to reject the Plan. The Bank Claims are Allowed Claims in the amounts set forth below. Each holder of an Allowed Bank Claim holds a pro rata amount of such aggregate Allowed Bank Claims as set forth in Exhibit A hereto.

Each holder of an Allowed Bank Claim is also entitled to vote to have Class 1 make the Section 1111(b) Election. Votes by holders of Allowed Bank Claims in favor of Class 1 making the Section 1111(b) Election are valid, enforceable, and applicable solely with respect to this Plan. Such votes by holders of Allowed Bank Claims in favor of Class I making the Section 1111(b) Election are null and void with respect to any other plan that might be proposed, absent the consent of the applicable holder of the Allowed Bank Claims voting in favor of Class 1 making the Section 1111(b) Election. In the event that there is any material change to the treatment of Bank Claims under this Plan, holders of the Allowed Bank Claims that have voted in favor of having Class 1 make the Section 1111(b) Election may revoke such votes in favor of

Class 1 making the Section 1111(b) Election. Notwithstanding the foregoing, no revocation of a vote in favor of Class 1 making the Section 1111(b) Election shall change any vote to accept or reject the Plan.

2.         Distribution. On the Effective Date, each holder of an Allowed Bank Claim shall receive the treatment provided below, depending on whether Class 1 makes the Section 1111(b) Election. Notwithstanding anything to the contrary in the Plan, there shall be no setoff with respect to any distributions to be made under the Plan on account of the Bank Claims, including the Bank Secured Claims.

(1)       Section 1111(b) Election Made. In the event that Class 1 makes the Section 1111(b) Election, the Allowed Bank Claims will be treated as Allowed Bank Secured Claims in the approximate aggregate amount of $183,000,000.00 for obligations (including with respect to unpaid principal balance, accrued but unpaid interest thereon, and all administrative and other fees or penalties) under the Credit Agreement. If such election is made, there will be no Unsecured Deficiency Claims. Each holder of an Allowed Bank Secured Claim shall receive its pro rata share of $49,000,000.00 in cash in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Bank Secured Claim. Such cash payment shall be made to the Administrative Agent, which shall be authorized and directed to make further distributions consistent with the terms and conditions of the Credit Agreement. In addition, the Administrative Agent shall receive the Administrative Agent Fees in an amount consistent with the terms of the Credit Agreement, and the Reorganized Debtor is authorized to pay such Administrative Agent Fees without the need for further Bankruptcy Court approval. Collectively, the distributions of payments to the holders of Bank Claims and of the Administrative Agent Fees to the Administrative Agent in accordance with the terms of the Plan shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, any and all outstanding obligations under the Credit Agreement.

(2)       Section 1111(b) Election Not Made. In the event that Class 1 does not make the Section 1111(b) Election, the Allowed Bank Claims will be treated as Allowed Bank Secured Claims in the aggregate amount of $48,000,000.00 and as Unsecured Deficiency Claims for the remaining approximately $135,000,000.00 balance of the Bank Claims. Each holder of an Allowed Bank Secured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Bank Secured Claim its pro rata share of $48,000,000.00 in cash. Such cash payment shall be made to the Administrative Agent, which shall be authorized and directed to make further distributions consistent with the terms and conditions of the Credit Agreement. In addition, the Administrative Agent shall receive the Administrative Agent Fees in an amount consistent with the terms of the Credit Agreement, and the Reorganized Debtor is authorized to pay such Administrative Agent Fees without the need for further Bankruptcy Court approval. Collectively, the distributions of payments to the holders of Bank Claims and of the Administrative Agent Fees to the Administrative Agent in accordance with the terms of the Plan shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, any and all outstanding obligations under the Credit Agreement. The Unsecured Deficiency Claims will be treated as Class 5 Claims, as set forth under Article III.B(v) below.

(ii)        Class 2: Other Secured Claims.

1.           Impairment and Voting. Class 2 is not Impaired by the Plan. Each holder of an Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan. All Other Secured Claims are Allowed Claims.

2.           Distribution. On the Effective Date, each holder of an Allowed Other Secured Claim shall have its claim Reinstated, and shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim, (a) treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Other Secured Claim entitles the holder of such Claim, or (b) such other treatment as to which the Debtor and such holder shall have agreed upon in writing.

(iii)       Class 3: Other Priority Claims.

1.         Impairment and Voting. Class 3 is not Impaired by the Plan. Each holder of an Other Priority Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan. All Other Priority Claims are Allowed Claims.

2.         Distribution. On the Effective Date, each holder of an Allowed Other Priority Claim shall have its claim Reinstated, and shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, (a) treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Other Priority Claim entitles the holder of such Claim, or (b) such other treatment as to which the Debtor and such holder shall have agreed upon in writing.

(iv)       Class 4: General Unsecured Claims.

1.         Impairment and Voting. Class 4 is not Impaired by the Plan. Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan. All General Unsecured Claims are Allowed General Unsecured Claims.

2.         Distribution. On the Effective Date, each holder of an Allowed General Unsecured Claim shall have its claim Reinstated, and shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim, (a) treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed General Unsecured Claim entitles the holder of such Claim, or (b) such other treatment as to which the Debtor and such holder shall have agreed upon in writing.

(v)        Class 5: Unsecured Deficiency Claims. If Class 1 makes the Section 1111(b) Election, there will be no Unsecured Deficiency Claims. If Class 1 does not make such an election, Unsecured Deficiency Claims will be treated as follows:

1.         Impairment and Voting. Class 5 is Impaired by the Plan. Each holder of an Allowed Unsecured Deficiency Claim is entitled to vote to accept or reject the Plan. All Unsecured Deficiency Claims are Allowed Claims.

2.         Distribution. On the Effective Date, each holder of an Allowed Unsecured Deficiency Claim shall receive its pro rata share of $1,000,000.00 in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Unsecured Deficiency Claim. Such cash payment shall be made to the Administrative Agent, which shall be authorized and directed to make further distributions consistent with the terms and conditions of the Credit Agreement. Notwithstanding anything to the contrary in the Plan, there shall be no setoff with respect to any distributions to be made under the Plan on account of the Unsecured Deficiency Claims.

(vi)       Class 6: TARP Interests.

1.         Impairment and Voting. Class 6 is Impaired by the Plan. Each holder of an Allowed TARP Interest is entitled to vote to accept or reject the Plan. All TARP Interests are Allowed Interests. In the absence of any vote to accept or reject the Plan, Class 6 shall be deemed to reject the Plan.

2.         Distribution. On the Effective Date, the holders of Allowed TARP Interests shall receive their pro rata shares of 60,000,000 shares of New Common Stock in full and final satisfaction, settlement, release, and discharge of, and in exchange for, the Allowed TARP Interests.

(vii)      Class 7: Non-TARP Interests.

1.         Impairment and Voting. Class 7 is Impaired by the Plan. Each holder of an Allowed Non-TARP Interest shall be deemed to reject the Plan.

2.         Distribution. Each holder of an Allowed Non-TARP Interest shall not receive or retain any property under the Plan on account of such Interests, any obligation of the Debtor on account of such Interests shall be discharged, and its Common Stock will be cancelled.

(viii)     Class 8: Warrants.

1.         Impairment and Voting. Class 8 is Impaired by the Plan. Each holder of an Allowed Warrant shall be deemed to reject the Plan.

2.         Distribution. All Warrants, including, without limitation, the TARP Warrant, will be cancelled.

C.        Full Satisfaction

The Reorganized Debtor shall make, and each holder of a Claim, Interest, or Warrant shall receive, the distributions or treatment provided for in the foregoing provisions of this Article III in full and final satisfaction, settlement, release, and discharge of, and in exchange for, all Claims against, Interests in, and Warrants relating to the Debtor.

D.        Alternative Treatment

Notwithstanding any provision herein to the contrary, consistent with section 1123(a)(4) of the Bankruptcy Code, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtor may agree in writing.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.        Continued Corporate Existence

The Reorganized Debtor shall continue to exist as a corporate entity, though its state of incorporation shall be amended to reflect its Conversion from a Wisconsin corporation to a Delaware corporation, under its certificates of incorporation and by-laws in effect before the Effective Date, except as its certificates of incorporation and by-laws are amended by the Plan. The certificates of incorporation and by-laws of the Reorganized Debtor will be amended to reflect (i) an increase in the number of authorized shares in order to allow the Debtor to complete the common equity capital raise in connection with the New Investment and the issuance of New Common Stock to the holders of TARP Interests as contemplated by the Plan, (ii) declassification of the board of directors of the Reorganized Debtor, and (iii) transfer restrictions intended to preserve the Debtor’s NOLs (as defined below) and certain other deferred tax assets under Section 382 of the Tax Code (as defined below). Each share of common stock of the Reorganized Debtor as a Wisconsin corporation as a result of the Conversion will be deemed to be exchanged on a one-for-one basis for a share of common stock of the Reorganized Debtor as a Delaware corporation. Such Conversion may occur at least one Business Day before the Effective Date.

B.        Certificate of Incorporation and By-laws

The certificate of incorporation and by-laws of the Reorganized Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shalt be in a customary form in the discretion of the Debtor.

C.        Sources of Consideration for Plan Distributions

(i)         New investment

On the Effective Date, the Debtor will receive certain cash consideration from the New Investors in the form of the New Investment, and the New Investment will be utilized (a) to make payments required to be made under the Plan, (b) to recapitalize the Debtor’s subsidiary, the Bank, and (c) in the Reorganized Debtor’s operations.

The Debtor shall be deemed to have assumed the Investment Agreements as of the Effective Date. To the extent that that the Debtor has entered into Investment Agreements postpetition subject to confirmation of the Plan, such postpetition Investment Agreement shall be approved, and the Debtor shall be authorized to perform thereunder, as of the Effective Date.

(ii)        New Common Stock

On the Effective Date, the Reorganized Debtor shall (A) issue shares of New Common Stock to the New Investors on account of the New Investment in accordance with the terms of the Investment Agreements; and (B) immediately following the issuance described in Article IV.C.ii.A above, issue 60,000,000 shares of New Common Stock to the holders of TARP Interests. All the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable.

(iii)       New Debt

Under the terms of the Plan, the Debtor may borrow up to $30,000,000.00, on market terms.

D.        Restructuring Transactions

Prior to, on, or after the Effective Date, and pursuant to the Plan, the Debtor and/or the Reorganized Debtor shall enter into the restructuring transactions described herein and in the Disclosure Statement and any ancillary documents. The Debtor and/or the Reorganized Debtor shall take any actions as may be necessary or appropriate to effect a restructuring of the Debtor’s business or the overall organization structure of the Reorganized Debtor. The restructuring transactions may include one or more restructurings, conversions, or transfers as may be determined by the Debtor to be necessary or appropriate. The actions taken by the. Debtor and/or the Reorganized Debtor to effect the restructuring transactions may include: (i) the execution, delivery, adoption, and/or amendment of appropriate agreements or other documents of restructuring; conversion, disposition, or transfer containing terms that are consistent with the terms of the Plan, the Disclosure Statement, and any ancillary documents and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable parties may agree; (ii) the execution, delivery, adoption, and/or amendment of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Disclosure Statement, and any ancillary documents and having other terms for which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, or conversion pursuant to applicable state law, including but not limited to the amended certificate of incorporation and by-laws; (iv) the cancellation of shares and Warrants; and (v) all other actions that the Debtor and/or the Reorganized Debtor determines to be necessary, desirable, or appropriate to implement, effectuate, and consummate the Plan or the restructuring transactions contemplated hereby, including making filings or recordings that may be required by applicable state law in connection with the restructuring transactions.

Without limiting the generality of the foregoing, the Debtor is authorized to (i) convert from a Wisconsin corporation to a Delaware corporation, and (ii) amend and restate the Articles of Incorporation in order to, among other things, (A) increase the number of authorized shares of Common Stock to at least 2,000,000,000 shares or such larger number as the board of directors of the Debtor or the Reorganized Debtor determines is necessary to effectuate the restructuring transactions contemplated herein, (B) adopt certain restrictions on acquisitions and dispositions of securities, and (C) make certain other changes consistent with the Plan.

The chairman of the board of directors, president, chief executive officer, chief financial officer, any executive vice-president or senior vice-president, or any other appropriate officer of the Debtor and of the Reorganized Debtor, as the case may be, shall each be authorized to execute, deliver, file, or record any such agreements, instruments, or documents referenced herein, including but not limited to those items referenced in Article IV.D above, and shall each be further authorized to take such other actions as may be necessary, desirable, or appropriate to effectuate and further evidence the terms and conditions of this Plan and the restructuring transactions contemplated herein. The secretary or assistant secretary of the Debtor and of the Reorganized Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

E.        Cancellation of Securities

All indentures, notes, bonds, instruments, guarantees, certificates, agreements (including registration rights agreements), and other documents evidencing the existing preferred (including the TARP Interests), common, and/or other stock of the Debtor, including but not limited to Warrants, will be cancelled, and any obligations of the Debtor thereunder or in any way related thereto shall be fully satisfied, released, and discharged.

F.         Section 1145 Exemption

The issuance of the New Common Stock, under the terms of this Plan, to holders of TARP Interests on account of their TARP Interests shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any person, unless required by the provision of the relevant corporate documents or applicable law, regulation, order or rule, and shall thereby be exempt from the requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local laws requiring registration for the offer and sale of a security; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or related documents.

G.        Debt Issuance

On the Effective Date, the Debtor is authorized to borrow, on market terms, up to $30,000,000.00. In connection therewith, the Debtor and the Reorganized Debtor shall be authorized to: (I) execute, deliver, adopt, and/or amend appropriate agreements or other documents in connection with a loan transaction or a debt issuance containing terms that are consistent with the terms of the Plan, the Disclosure Statement, and any ancillary documents and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable parties may agree; (ii) execute, deliver, adopt, and/or amend appropriate instruments of transfer, pledge, guaranty, assignment, or delegation of any asset, property, or right on terms consistent with the terms of the Plan, the Disclosure Statement, and any ancillary documents and having other terms for which the applicable parties may agree; (iii) take any and all other actions that the Debtor and/or the Reorganized Debtor determines to be necessary, desirable, or appropriate to implement, effectuate, and consummate the loan transaction or debt issuance, including making filings or recordings that may be required by applicable state law in connection with such transactions.

H.        Directors and Officers

On the Effective Date, the board of directors of the Reorganized Debtor shall comprise the following eight individuals: (i) Chris Bauer, (ii) independent directors (a) Dave Omachinski, (b) Richard Bergstrom, (c) Pat Richter, and (d) Holly Birkenstadt, and (iii) three directors selected by New Investors consistent with the terms of the Investment Agreements. If an investor-selected director has not received requisite regulatory approval or non-objection prior to the Effective Date, then such investor-selected director shall become a director as soon as practical following the Effective Date upon receipt of such approval. In the absence of such approval with respect to an investor-selected director or a vacancy in any director position, the applicable director position will be filled in accordance with the Reorganized Debtor’s by-laws. The officers of the Debtor shall continue as officers of the Reorganized Debtor. The Reorganized Debtor’s directors and officers will receive compensation consistent with the Reorganized Debtor’s policies and practices.

I.         Revesting of Assets

The property of the Debtor’s Estate, together with any property of the Debtor that is not property of the Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims, Interests, and Warrants, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Confirmation Date.

J.         Preservation of Rights of Action

Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person or entity. The Reorganized Debtor or its successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. Notwithstanding the foregoing, the Debtor hereby releases any claims, causes of action, or rights arising under sections 510(c), 544, 545, 547, 548, 549, 550, and 551 of the Bankruptcy Code.

K.        Exemption from Certain Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, any transfers or mortgages from or by a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.        Further Transactions

If the conditions to occurrence of the Effective Date set forth in Article VIII are not satisfied on or before October 31, 2013 (the “Consummation Deadline”), the Debtor shall not be authorized to proceed to consummate the Plan. Subject to the prior written consent of at least two-thirds in amount and one-half in number of the holders of Allowed Bank Claims that timely voted to accept the Plan, the Debtor may extend the Consummation Deadline from time to time in order to preserve the ability to consummate the Plan.

ARTICLE V

PROVISIONS GOVERNING DISTRIBUTIONS

A.        Delivery of Distributions; Undeliverable or Unclaimed Distributions

(i)         Delivery of Distributions in General

The Reorganized Debtor shall make distributions to each holder of an Allowed Claim and an Allowed Interest at the address for each such holder reflected in the books and records of the Debtor. The Administrative Agent is authorized and directed to make further distributions to each holder of a Class 1 or Class 5 claim, as applicable, and to retain the Administrative Agent Fees, in each case consistent with the terms and conditions of the Credit Agreement. Distributions under the Plan shall be made only to the holders of Allowed Claims and Allowed Interests as of the Record Date. For the avoidance of doubt, the Reorganized Debtor is authorized to pay such Administrative Agent Fees owed pursuant to the Credit Agreement without the need for further Bankruptcy Court approval.

(ii)        Undeliverable and Unclaimed Distributions

1.         Holding of Undeliverable and Unclaimed Distributions

If any holder’s distribution is returned as undeliverable, no further distributions to that holder shall be made unless and until the Reorganized Debtor receives notice of the holder’s then-current address, at which time all outstanding distributions shall be made to the holder. Undeliverable distributions made through the Reorganized Debtor shall be returned to the Reorganized Debtor until such distributions are claimed. The Reorganized Debtor shall establish a segregated account to serve as the unclaimed distribution reserve, and all undeliverable and unclaimed distributions shall be deposited therein, for the benefit of all similarly situated Persons until such time as a distribution becomes deliverable, is claimed, or is forfeited under the terms of the Plan.

2.         Failure to Claim Undeliverable Distributions

Any undeliverable or unclaimed distribution under this Plan that does not become deliverable on or before the second anniversary of the Effective Date shall be deemed to have been forfeited and waived, and the Person otherwise entitled thereto shall be forever barred and enjoined from asserting its Claim therefor against, or seeking to recover its distribution from, the Debtor, the Estate, the Reorganized Debtor, or their property. After the second anniversary of the Effective Date, the Reorganized Debtor shall withdraw any amounts remaining in the unclaimed distribution reserve for distribution in accordance with this Plan.

B.        Calculation Of Distribution Amounts Of New Common Stock

No fractional shares of New Common Stock shall be issued or distributed under the Plan or by the Reorganized Debtor. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which such Person is entitled.

C.        Withholding and Reporting Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtor shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to those requirements. The Reorganized Debtor shall be authorized to take all actions necessary or appropriate to comply with those withholding and reporting requirements. Notwithstanding any other provision of this Plan, (i) each holder of an Allowed Claim that is to receive a distribution of its pro rata share of New Common Stock shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtor’s satisfaction, established an exemption therefrom. Any distribution of shares of New Common Stock to be made pursuant to this Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article V.A hereof.

D.        Setoffs

The Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made in respect of that Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Claim’s holder, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may have in connection with such Claim.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.        Assumed Contracts and Leases

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party unless such Executory Contract (other than the Investment Agreements) or Unexpired Lease: (1) was assumed or rejected previously by the Debtor; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is otherwise identified as an Executory Contract or Unexpired Lease to be rejected before the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the Executory Contract and Unexpired Lease assumptions as of the Effective Date.

All Assumed Agreements shall remain in full force and effect for the benefit of the Reorganized Debtor, and be enforceable by the Reorganized Debtor in accordance with their terms notwithstanding any provision in such Assumed Agreement that prohibits, restricts or conditions such assumption, assignment or transfer. Any provision in the Assumed Agreements that purports to declare a breach or default based in whole or in part on commencement or continuance of this Chapter 11 Case is hereby deemed unenforceable, and the Assumed Agreements shall remain in full force and effect. Any provision of any agreement or other document that permits a person to terminate or modify an agreement or to otherwise modify the rights of the Debtor based on the filing of the Chapter 11 Case or the financial condition of the Debtor shall be unenforceable.

The Debtor shall be deemed to have assumed the Investment Agreements as of the Effective Date. To the extent that that the Debtor has entered into Investment Agreements postpetition subject to confirmation of the Plan, the Debtor shall be authorized to perform under such postpetition Investment Agreement as of the Effective Date.

B.        Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure in the ordinary course of business.

C.        Indemnification Obligations

Except as otherwise specifically provided herein, any obligations or rights of the Debtor to indemnify its present and former directors, officers, or employees under its certificate of incorporation, by-laws, or employee-indemnification policy, or under state law or any agreement with respect to any claim, demand, suit, cause of action, or proceeding, shall survive and be unaffected by this Plan’s confirmation, and remain an obligation of the Reorganized Debtor, regardless of whether the right to indemnification arose before or after the Petition Date.

D.        Treatment of Change of Control Provisions

The entry of the Confirmation Order, consummation of the Plan, and/or any other acts taken to implement the Plan shall not constitute a “change in control” under any provision of any contract, agreement or other document which provides for the occurrence of any event, the granting of any right, or any other change in the then-existing relationship between the parties upon a change in control of the Debtor.

ARTICLE VII

ACCEPTANCE OR REJECTION OF THE PLAN

A.        Record Date

Only the holders of Claims and Interests as of the Record Date, in the Classes entitled to vote on the Plan, shall be allowed to vote on the Plan. In addition, distributions to be made under the Plan shall be made only the holders of Allowed Claims and Allowed Interests as of the Record Date.

B.        Classes Entitled to Vote

Only Claims, Interests, or Warrants in Class 1, Class 5 (if applicable), Class 6, Class 7, and Class 8 are Impaired. Holders of Claims or Interests in Class 1, Class 5 (if applicable), and Class 6 as of the Record Date are entitled to vote to accept or reject the Plan. Holders of Interests in Class 7 may receive nothing under the Plan but, in any event, Class 7 is deemed to have rejected the Plan. Holders of Warrants in Class 8 will not receive anything under the Plan and Class 8 is therefore deemed to have rejected the Plan. By operation of law, Claims in Class 2, Class 3, and Class 4 are unimpaired, are deemed to have accepted the Plan and, therefore, holders of such Claims are not entitled to vote.

C.        Acceptance by Impaired Classes

An Impaired Class of Claims, Interests, or Warrants shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims, Allowed Interests, or Allowed Warrants actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims, Allowed Interests, or Allowed Warrants actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

D.        Section 1111(b) Election

Each holder of an Allowed Bank Claim is entitled to vote to have Class 1 make the Section 1111(b) Election. As discussed in Article III.B.i.1, votes by holders of Allowed Bank Claims in favor of Class 1 making the Section 1111(b) Election (i) are valid, enforceable, and applicable solely with respect to this Plan, (ii) are null and void with respect to any other plan that might be proposed, absent the consent of the applicable holder of the Allowed Bank Claims voting in favor of Class 1 making the Section 1111(b) Election, and (iii) may be revoked in the event that there is any material change to the treatment of Bank Claims under this Plan. Notwithstanding the foregoing, no revocation of a vote in favor of Class 1 making the Section

1111(b) Election shall change any vote to accept or reject the Plan. If Class 1 does not make the Section 1111(b) Election, the resulting Unsecured Deficiency Claims shall constitute Class 5 Claims as set forth in Article III above.

E.        Cramdown

The Debtor will request that the Bankruptcy Court confirm the Plan under section 1129(b)(2)(C)(ii) of the Bankruptcy Code and, accordingly, will seek cramdown of Class 7 and Class 8. Such cramdown is justified because no holders of junior Interests or Warrants will receive anything on account of such Interests or Warrants.

In the event that Class 6 rejects the Plan, the Debtor will also seek cramdown of Class 6 and request that the Bankruptcy Court confirm the Plan under section 1129(b)(2)(C)(ii) of the Bankruptcy Code. Such cramdown is justified because in the event that Class 6 rejects the Plan, holders of Non-TARP Interests in Class 7 shall not receive or retain any property under the Plan on account of such Non-TARP Interests and, in any event, holders of Warrants in Class 8 shall not receive or retain any property under the Plan on account of such Warrants.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE PLAN’S
CONFIRMATION AND EFFECTIVE DATE

A.        Conditions to Confirmation

The Plan’s Confirmation is subject to the satisfaction of each of the following conditions precedent:

(i)         The proposed Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor and the Administrative Agent.

B.        Conditions to Effective Date

Effectiveness of the Plan is subject to the satisfaction of each of the following conditions precedent:

(i)         The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtor and the Administrative Agent, confirming the Plan, as the same may have been modified.

(ii)        The Debtor shall have consummated the transactions contemplated by the Investment Agreements to be consummated on or prior to the Effective Date.

(iii)       The Debtor shall have received all required regulatory approvals to consummate the transactions contemplated by the Investment Agreements and in the Plan, the Disclosure Statement, and any related ancillary documents.

(iv)       The Debtor shall have delivered a copy of the KPMG Opinion to the Administrative Agent and the holders of Allowed Bank Claims.

ARTICLE IX

MODIFICATION; WITHDRAWAL

The Debtor reserves the right to modify the Plan either before or after Confirmation to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Debtor may withdraw the Plan at any time before the Effective Date.

ARTICLE X

RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Case and the Plan, to the fullest extent permitted by law, including jurisdiction to

A.        Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

B.        Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

C.        Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

D.        Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

E.         Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

F.        Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

G.        Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;

H.        Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

I.         Enter a final decree closing the Chapter 11 Case.

ARTICLE XI

EFFECTS OF CONFIRMATION

A.        Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims, Interests, and Warrants, and their respective successors and assigns, and all other parties in interest in this Chapter 11 Case.

B.        Discharge of the Debtor

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Interests, Warrants, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, Interests in, or Warrants relating to, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Interests, or Warrants, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (1) a proof of claim or interest based upon such Claim, debt, right, Interest, or Warrant is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim, Interest, or Warrant based upon such Claim, debt, right, Interest, or Warrant is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim, Interest, or Warrant has accepted the Plan. Except as otherwise provided herein, any default by the Debtor with respect to any Claim, Interest, or Warrant that existed before or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

C.        Exculpation and Limitation of Liability

As of the Effective Date, except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action, or liability for any Exculpated Claim, except for any act or omission that is determined in a Final Order to have constituted gross negligence, intentional fraud, or willful misconduct, but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtor and the

Reorganized Debtor (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Notwithstanding any provision of this Article or the Plan, the Plan shall not effect a release, discharge, exculpation, injunction against the exercise of, or other impairment or extinction of (i) any rights or claims of the New Investors or the Debtor under the Investment Agreements or (ii) any claims by the United States Government or any of its agencies, or any state or local authority, including, without limitation, any claim arising under applicable securities or banking laws or regulations.

D.        Releases by Debtor

Notwithstanding anything contained herein to the contrary, pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, on the Effective Date and effective as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated herein, the Debtor shall provide a full discharge and release to each Released Party (and each such Released Party so released shall be deemed fully released and discharged by the Debtor) and their respective properties from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing as of the Effective Date in law, at equity, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, arising from or related in any way to the Debtor, including, without limitation, those Causes of Action that the Debtor or the Reorganized Debtor would have been legally entitled to assert in its own right or that any holder of a Claim, an Interest, or a Warrant or other entity would have been legally entitled to assert on behalf of the Debtor or its Estate, and further including those Causes of Action in any way related to the Chapter 11 Case or the Plan; provided, however, that the foregoing release shall not operate to waive or release any Causes of Action of the Debtor arising from claims for gross negligence, intentional fraud, or willful misconduct by a Released Party.

Notwithstanding any provision of this Article or the Plan, the Plan shall not effect a release, discharge, exculpation, injunction against the exercise of, or other impairment or extinction of any rights or claims of the New Investors or the Debtor under the Investment Agreements.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing releases by the Debtor, and further, shall constitute the Bankruptcy Court’s finding that the foregoing releases are: (i) in exchange for good and valuable consideration provided by the Released Parties, a good faith settlement, and compromise of the Claims released by such release; (ii) in the best interests of the Debtor and all holders of Claims and Interests; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to the Debtor or the Reorganized Debtor asserting any Claim released by such release against any of the Released Parties.

E.        Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR RELATED DOCUMENTS. OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HOLD, HAVE HELD, OR MAY HOLD CLAIMS, INTERESTS, OR WARRANTS THAT HAVE BEEN DISCHARGED PURSUANT TO ARTICLE XI.B, RELEASED PURSUANT TO ARTICLE XI.D, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE XI.C, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, INTERESTS, OR WARRANTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, INTERESTS, OR WARRANTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATES OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, INTERESTS, OR WARRANTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAMS, INTERESTS, OR WARRANTS RELEASED, SETTLED, OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS, INTERESTS, AND WARRANTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS, INTERESTS, AND WARRANTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTOR OR ANY OF ITS ASSETS, PROPERTY, OR ESTATE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL SUCH CLAIMS AGAINST THE DEBTOR SHALL BE FULLY RELEASED AND DISCHARGED ON THE EFFECTIVE DATE, AND THE INTERESTS AND WARRANTS WILL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO, ALL CLAIMS AGAINST THE DEBTOR SHALL BE FULLY RELEASED AND DISCHARGED FROM AND AFTER THE EFFECTIVE DATE, AND ALL INTERESTS AND WARRANTS WILL BE CANCELLED, AND THE DEBTOR’S LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502 OF THE BANKRUPTCY CODE. ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTOR, THE DEBTOR’S ESTATE, THE REORGANIZED DEBTOR, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS,

AND EACH OF THEIR ASSETS AND PROPERTIES, ANY CLAIMS, INTERESTS, OR WARRANTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.        Payment of Statutory Fees

All fees payable under Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case shall be paid from funds otherwise available for distribution hereunder.

B.        Severability of Plan Provisions

If, before Confirmation, the Bankruptcy Court holds that any provision of the Plan is invalid, void, or unenforceable, the Debtor, at its option, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan. The Confirmation Order shall constitute a judicial determination and shall provide that each term and. provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

C.        Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of that Person.

D.        Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case, either by virtue of sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, shall remain in full force and effect until the Reorganized Debtor has made all distributions contemplated by this Plan and the Bankruptcy Court has entered an order closing the Chapter 11 Case.

E.        Notices to Debtor

Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703
Attn: Mark D. Timmerman
Phone: (608) 252-8784
Facsimile: (608) 252-8783

with copies to (which copies alone shall not constitute notice):

General Bankruptcy Counsel to the Debtor
Kerkman Dunn Sweet DeMarb
121 S. Pinckney Street, Suite 525
Madison, WI 53703
Attn: Rebecca R. DeMarb/James D. Sweet
Telephone: (608) 3 l 0-5502
Facsimile: (414) 277-0100

- and –

Special Counsel to the Debtor
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attn: Van C. Durrer II, Esq.
Telephone: (213) 687-5000
Facsimile: (213) 687-5600

F.        Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), (i) the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of the Debtor shall govern corporate governance matters with respect to the Debtor, in either case without giving effect to the principles of conflicts of law thereof.

[Remainder of page intentionally left blank]

Dated: Madison, Wisconsin
July 31, 2013

ANCHOR BANCORP WISCONSIN INC.
By:	/s/ Mark D. Timmerman
Name:	Mark D. Timmerman
Title:	Executive Vice President
Secretary and General Counsel

KERKMAN DUNN SWEET DeMARB

By:    /s/ Rebecca R. DeMarb
Rebecca R. DeMarb
WI State Bar No. 1026221
James D. Sweet
WI State Bar No. 1017557
121 S. Pinckney Street, Suite 525
Madison, WI 53703
Telephone: (608) 310-5502
Facsimile: (414) 277-0100
rdemarb@kerkmandunn.com

General Bankruptcy Counsel to Anchor BanCorp Wisconsin Inc.

- and -

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:   /s/ Van C. Durrer II
Van C. Durrer
Ramon M. Naguiat
Annie Li
300 S. Grand Ave., Suite 3400
Los Angeles, CA 90071
Telephone: (213) 687-5000
Facsimile: (213) 687-5600
van.durrer@skadden.com

Special Counsel to Anchor BanCorp Wisconsin Inc.

EXHIBIT A

BANK CLAIM HOLDINGS

Holder	Percentage Held
U.S. Bank National Association	54.166666666%
Bank of America, N.A.	29.166666667%
Associated Bank, N.A..	16.666666667%
Total	100%